Exhibit 99.1

Enerpac Tool Group Reports First Quarter Fiscal 2021 Results

First Quarter of Fiscal 2021 Highlights*

  First quarter fiscal 2021 results reflect sequential improvement from the fourth quarter of fiscal 2020 despite the continued impact of COVID-19.
  Net sales from continuing operations were $119 million for the quarter compared to $111 million from the fourth quarter of fiscal 2020, a 7% sequential improvement. Industrial Tools & Services (IT&S) segment sales increased 9% sequentially. IT&S product core sales improved to a 14% year-over-year decline in the first quarter from a 20% year-over-year decline in the previous quarter.
  Net income from continuing operations was $4.8 million for the current quarter compared to $0.2 million from the fourth quarter of fiscal 2020.
  Achieved decremental margins of 18% in the first quarter, a sequential improvement from prior quarter decremental margins of 28% and significantly better than our target decremental margin range of 35-45%.
  Generated cash flow from operations of $9 million in the quarter ended November 30, 2020 compared to a $23 million use of cash from operations in the first quarter of fiscal 2020, a $32 million increase year-over-year.
  Consolidated core sales decreased 18% year-over-year, with product sales declining 16% and service sales declining 24%. The net year-over-year impact on net sales from acquisitions and divestitures/strategic exits was a reduction of 2%, while foreign currency had a minimal impact on net sales.
  GAAP operating margin from continuing operations was 7.6% for the quarter versus 9.8% in the first quarter of fiscal 2020. Adjusted operating margin from continuing operations was 7.9% for the quarter ended November 30, 2020 compared to 10.2% for the quarter ended November 30, 2019.
  Adjusted EBITDA margin from continuing operations was 12.2% in the first quarter of fiscal 2021, a sequential improvement compared to 9.4% in the fourth quarter of fiscal 2020. Adjusted EBITDA margin from continuing operations was 13.3% in the first quarter of fiscal 2020.
  GAAP diluted earnings per share (“EPS”) from continuing operations was $0.08 in the first quarter of fiscal 2021 versus a $0.11 in the comparable period in fiscal 2020. Adjusted diluted EPS from continuing operations was $0.09 in the first quarter of fiscal 2021 compared to $0.12 in the first quarter of fiscal 2020.
  Leverage (Net Debt to Adjusted EBITDA) was 1.9x at November 30, 2020 compared to 1.8x at August 31, 2020.

  *This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP financial measures can be found in the tables accompanying this release.

MILWAUKEE--(BUSINESS WIRE)--December 21, 2020--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”), today announced results for its fiscal first quarter ended November 30, 2020.

“We are pleased with the continued sequential improvement in sales and profit that we are delivering across the business as we benefit from the strategic actions taken over the last year. Our teams continued their strong execution by investing prudently in our business, supporting our customers and managing costs during these unprecedented times. This has enabled us to achieve another quarter of favorable decremental margins, sustain new product development and commercial effectiveness and generate cash flow from operations in the quarter. Looking ahead, we are seeing improved confidence in some of our end markets as well as in our customers’ ability to navigate the challenges of the pandemic. While we are not out of the woods, we are pleased with our progress, especially in our European region where we returned to pre-COVID levels in the quarter,” said Randy Baker, Enerpac Tool Group’s President and CEO.

Mr. Baker continued, “I want to thank all the Enerpac Tool Group team members worldwide for their efforts during these challenging times. With the significant adjustments our associates have had to make to support the business whether they are working from home or in a company location, these last nine months have put a tremendous amount of pressure on our workforce. I am proud of what our team has accomplished in these unprecedented circumstances. We have consistently met our customers’ needs, taken swift cost actions to right size the business, and protected our balance sheet. Those actions have positioned the company for success and ensured that we are able to continue executing our long-term strategy. And, amidst these achievements, we have put the safety and health of our employees and their families first.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended November 30,
	2020	2019
Net Sales	$119.4	$146.7
Net Income	$4.8	$6.4
Earnings Per Share	$0.08	$0.11
Adjusted Diluted Earnings Per Share	$0.09	$0.12
  Consolidated net sales from continuing operations for the first quarter were $119.4 million compared to $146.7 million in the prior year first quarter. Core sales decreased 18% year-over-year, with product sales down 16% and service down 24%. The net impact of acquisitions and divestitures/strategic exits decreased net sales by an additional 2%, and the impact of foreign currency had a minimal impact on net sales.
  Fiscal 2021 first quarter net income from continuing operations and diluted earnings per share from continuing operations were $4.8 million and $0.08, respectively, compared to net income from continuing operations of $6.4 million and diluted earnings per share from continuing operations of $0.11 in the first quarter of fiscal 2020. Fiscal 2021 first quarter net income from continuing operations included:
    An impairment & divestiture charge of $0.1 million ($0.1 million or $0.00 per share, after tax); and
    Restructuring charges of $0.2 million ($0.2 million or $0.00 per share, after tax), primarily related to footprint optimization.
  Fiscal 2020 first quarter net income from continuing operations included a net impairment and divestiture gain of $1.4 million ($1.1 million or $0.02 per share, after tax), restructuring charges of $2.0 million ($1.8 million or $0.02 per share, after tax) related to the restructuring plan announced in fiscal 2019 and facility consolidations, and accelerated debt issuance costs of $0.6 million ($0.5 million or $0.01 per share, after tax) related to the payoff of the term loan.
  Excluding restructuring and impairment & divestiture charges, adjusted diluted EPS from continuing operations was $0.09 for the first quarter of fiscal 2021 compared to $0.12 in the comparable prior year period.

Industrial Tools & Services
(US$ in millions)
	Three Months Ended November 30,
	2020	2019
Sales	$112.2	$135.6
Operating Profit	$17.2	$26.1
Adjusted Op Profit (1)	$17.4	$25.9
Adjusted Op Profit % (1)	15.5%	19.1%

(1) Excludes $0.1 million of restructuring charges and $0.1 million of impairment & divestiture charges in the first quarter of fiscal 2021 compared to $1.2 million of restructuring charges and $1.4 million of net impairment & divestiture gains in the three months ended November 30, 2019.

  First quarter fiscal 2021 net sales were $112.2 million, 17% lower than the prior fiscal year’s first quarter net sales. Core sales decreased 17% year-over-year, while the net impact of acquisitions and divestitures/strategic exits decreased net sales 2% and the impact of foreign currency increased net sales 2%.
  The decrease in revenue is attributable to the decline in demand driven by the COVID-19 pandemic and continued sluggish oil prices.
  Adjusted operating profit margin of 15.5% in the quarter decreased year-over-year primarily due to reduced sales volume, partially offset by significant savings from effective cost management and restructuring initiatives.

Corporate Expenses and Income Taxes (excluding restructuring items)

  Corporate expenses from continuing operations of $6.3 million for the first quarter of fiscal 2021 were $5.1 million lower than the comparable prior year period, primarily resulting from lower operating costs due to the prior-year divestiture of the former Engineered Components and Systems (EC&S) segment, savings from restructuring initiatives and lower incentive compensation and consulting costs.
  The first quarter effective income tax rate from continuing operations of approximately 31% was higher than the first quarter fiscal 2020 rate of approximately 12%.

Discontinued Operations

Discontinued operations represent operating results for the divested EC&S segment through the October 31, 2019 completion date of the divestiture, as well as impacts from certain retained liabilities subsequent to the completion date.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	November 30, 2020	August 31, 2020	November 30, 2019
Cash Balance	$158.6	$152.2	$206.8
Debt Balance	$255.0	$255.0	$286.2
Net Debt to Adjusted EBITDA**	1.9	1.8	0.8

Net debt at November 30, 2020 was approximately $96 million (total debt of $255 million less $159 million of cash), which decreased approximately $6 million from the prior quarter. Net Debt to Adjusted EBITDA from continuing operations was 1.9x at November 30, 2020.

**Calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility

Outlook

Due to ongoing uncertainty and lack of forward visibility into market conditions caused by the COVID-19 pandemic, Enerpac Tool Group continues not to provide fiscal 2021 financial guidance.

Mr. Baker said, “As we progress into our second quarter, we expect that first quarter trends will continue, moderating our typical seasonality. While the uncertainty around the effects of the pandemic may impact the positive trends we are seeing today, we are confident in our ability to make the appropriate adjustments to our business.

“Longer-term, we remain committed to the financial goals presented at our 2019 investor day, including delivering above market core growth, margin expansion, strong cash flow generation and best-in-class returns through disciplined capital allocation.

“The COVID-19 pandemic has shifted our timeline to achieve these objectives, but the fundamental strength and value opportunity of the long-term vision remains sound and we will re-establish the timing to achieve these goals as soon as practicable once the market has appropriately recovered. We remain confident in the strength of the Enerpac business and are committed to our long-term strategy, while we manage through the current dynamic market environment, to deliver shareholder value.”

Conference Call Information

An investor conference call is scheduled for 10:00 am CT today, December 21, 2020. Webcast information and conference call materials are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and uncertainties, Enerpac Tool Group’s results are subject to risks and uncertainties arising from general economic conditions, the COVID-19 pandemic, including the impact of the pandemic or related government responses on the Company’s business, the businesses of the Company’s customers and vendors, employee mobility, and whether the Company’s business and those of its customers and vendors will continue to be treated as “essential” operations under government orders restricting business activities or, even if so treated, whether site-specific health and safety concerns related to COVID-19 might otherwise require operations to be halted for some period of time, volatile oil pricing, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax law changes, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2020 filed with the Securities and Exchange Commission for further information regarding risk factors. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. They include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings (loss) from continuing operations, adjusted diluted earnings (loss) per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit and net debt. This press release includes reconciliations of these non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2020	2020
ASSETS
Current assets
Cash and cash equivalents	$158,568	$152,170
Accounts receivable, net	90,531	84,170
Inventories, net	70,701	69,171
Other current assets	38,015	35,621
Total current assets	357,815	341,132

Property, plant and equipment, net	60,219	61,405
Goodwill	280,977	281,154
Other intangible assets, net	60,097	62,382
Other long-term assets	79,467	78,221

Total assets	$838,575	$824,294

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$46,954	$45,069
Accrued compensation and benefits	18,222	17,793
Current maturities of debt	-	-
Income taxes payable	2,557	1,937
Other current liabilities	41,971	40,723
Total current liabilities	109,704	105,522

Long-term debt, net	255,000	255,000
Deferred income taxes	1,707	1,708
Pension and postretirement benefit liabilities	19,507	20,190
Other long-term liabilities	84,711	82,648
Total liabilities	470,629	465,068

Shareholders' equity
Capital stock	16,525	16,519
Additional paid-in capital	195,979	193,492
Treasury stock	(667,732)	(667,732)
Retained earnings	922,269	917,671
Accumulated other comprehensive loss	(99,095)	(100,724)
Stock held in trust	(2,643)	(2,562)
Deferred compensation liability	2,643	2,562
Total shareholders' equity	367,946	359,226

Total liabilities and shareholders' equity	$838,575	$824,294

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2020	2019
Net sales	$119,430	$146,674
Cost of products sold	64,166	77,986
Gross profit	55,264	68,688

Selling, administrative and engineering expenses	43,710	51,831
Amortization of intangible assets	2,136	1,872
Restructuring charges	210	1,972
Impairment & divestiture charges (benefit)	139	(1,356)
Operating profit	9,069	14,369

Financing costs, net	1,716	6,729
Other expense, net	273	318
Income before income tax expense	7,080	7,322

Income tax expense	2,258	950
Earnings from continuing operations	4,822	6,372
Loss from discontinued operations, net of income taxes	(224)	(4,251)
Net earnings	$4,598	$2,121

Earnings from continuing operations per share
Basic	$0.08	$0.11
Diluted	0.08	0.11

Loss from discontinued operations
Basic	$(0.00)	$(0.07)
Diluted	(0.00)	(0.07)

Earnings per share
Basic	$0.08	$0.04
Diluted	0.08	0.03

Weighted average common shares outstanding
Basic	59,811	60,081
Diluted	60,092	60,601

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2020	2019
Operating Activities
Cash provided by (used in) operating activities - continuing operations	$8,892	$(4,095)
Cash used in operating activities - discontinued operations	(225)	(18,832)
Cash provided by (used in) operating activities	8,667	(22,927)

Investing Activities
Capital expenditures	(1,905)	(3,187)
Proceeds from sale of property, plant and equipment	47	162
Proceeds from sale of business, net of transaction costs	-	8,726
Cash (used in) provided by investing activities - continuing operations	(1,858)	5,701
Cash provided by investing activities - discontinued operations	-	207,641
Cash (used in) provided by investing activities	(1,858)	213,342

Financing Activities
Principal repayments on term loan	-	(175,000)
Borrowings on revolving credit facility	10,000	100,000
Principal repayments on revolving credit facility	(10,000)	(100,000)
Purchase of treasury shares	-	(17,805)
Stock options, taxes paid related to the net share settlement of equity awards & other	(174)	2
Payment of cash dividend	(2,394)	(2,419)
Cash used in financing activities - continuing operations	(2,568)	(195,222)
Cash provided by financing activities - discontinued operations	750	-
Cash used in financing activities	(1,818)	(195,222)

Effect of exchange rate changes on cash	1,407	436

Net cash increase (decrease) from continuing operations	5,873	(193,180)
Net cash increase from discontinued operations	525	188,809
Net increase (decrease) from cash and cash equivalents	6,398	(4,371)
Cash and cash equivalents - beginning of period	152,170	211,151
Cash and cash equivalents - end of period	$158,568	$206,780

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(Dollars in thousands)	Fiscal 2020					Fiscal 2021
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tool & Services Segment	$135,592	$123,361	$92,865	$103,044	$454,863	$112,175	$-	$-	$-	$112,175
Other	11,082	10,025	9,014	8,309	38,429	7,255	-	-	-	7,255
Total	$146,674	$133,386	$101,879	$111,353	$493,292	$119,430	$-	$-	$-	$119,430

% Sales Growth
Industrial Tool & Services Segment	-9%	-17%	-44%	-29%	-25%	-17%	-	-	-	-17%
Other	12%	-2%	-21%	-39%	-15%	-35%	-	-	-	-35%
Total	-7%	-17%	-43%	-30%	-25%	-19%	-	-	-	-19%

Operating Profit (Loss) from Continuing Operations
Industrial Tool & Services Segment	$25,928	$20,963	$8,228	$12,166	$67,284	$17,362	$-	$-	$-	$17,362
Other	399	(684)	21	(1,371)	(1,635)	(1,662)	-	-	-	(1,662)
Corporate / General	(11,342)	(10,349)	(8,197)	(6,158)	(36,045)	(6,282)	-	-	-	(6,282)
Adjusted operating profit	$14,985	$9,930	$52	$4,637	$29,604	$9,418	$-	$-	$-	$9,418
Impairment & divestiture charges	1,356	768	1,443	(408)	3,159	(139)	-	-	-	(139)
Restructuring & other exit charges (1)	(1,972)	(1,929)	(3,292)	(987)	(8,179)	(210)	-	-	-	(210)
Purchase accounting inventory step-up charge	-	(202)	(201)	-	(403)	-	-	-	-	-
Operating profit (loss)	$14,369	$8,567	$(1,998)	$3,242	$24,181	$9,069	$-	$-	$-	$9,069

Adjusted Operating Profit %
Industrial Tool & Services Segment	19.1%	17.0%	8.9%	11.8%	14.8%	15.5%	-	-	-	15.5%
Other	3.6%	-6.8%	0.2%	-16.5%	-4.3%	-22.9%	-	-	-	-22.9%
Adjusted Operating Profit %	10.2%	7.4%	0.1%	4.2%	6.0%	7.9%	-	-	-	7.9%

EBITDA from Continuing Operations (2)
Earnings (loss) from continuing operations	$6,372	$3,918	$(4,930)	$197	$5,557	$4,822	$-	$-	$-	$4,822
Financing costs, net	6,729	4,630	4,552	3,307	19,218	1,716	-	-	-	1,716
Income tax expense (benefit)	950	806	(407)	943	2,292	2,258	-	-	-	2,258
Depreciation & amortization	4,779	5,277	5,318	5,347	20,720	5,458	-	-	-	5,458
EBITDA	$18,830	$14,631	$4,533	$9,794	$47,787	$14,254	$-	$-	$-	$14,254

Adjusted EBITDA from Continuing Operations (2)
Industrial Tool & Services Segment	$28,996	$24,022	$11,906	$15,938	$80,862	$21,002	$-	$-	$-	$21,002
Other	1,275	244	926	(449)	1,996	(740)	-	-	-	(740)
Corporate / General	(10,825)	(8,272)	(6,249)	(5,058)	(30,406)	(5,659)	-	-	-	(5,659)
Adjusted EBITDA	$19,446	$15,994	$6,583	$10,431	$52,452	$14,603	$-	$-	$-	$14,603
Impairment & divestiture charges	1,356	768	1,443	(408)	3,159	(139)	-	-	-	(139)
Restructuring & other exit charges (1)	(1,972)	(1,929)	(3,292)	(987)	(8,179)	(210)	-	-	-	(210)
Purchase accounting inventory step-up charge	-	(202)	(201)	-	(403)	-	-	-	-	-
Pension curtailment	-	-	-	758	758	-	-	-	-	-
EBITDA	$18,830	$14,631	$4,533	$9,794	$47,787	$14,254	$-	$-	$-	$14,254

Adjusted EBITDA %
Industrial Tool & Services Segment	21.4%	19.5%	12.8%	15.5%	17.8%	18.7%	-	-	-	18.7%
Other	11.5%	2.4%	10.3%	-5.4%	5.2%	-10.2%	-	-	-	-10.2%
Adjusted EBITDA %	13.3%	12.0%	6.5%	9.4%	10.6%	12.2%	-	-	-	12.2%

Notes:
(1) Approximately $0.8 million of the Q3 fiscal 2020 restructuring & exit charges were recorded in cost of products sold.
(2) EBITDA represents net earnings (loss) from continuing operations before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net earnings (loss), operating profit (loss) or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(Dollars in thousands, except for per share amounts)
	Fiscal 2020					Fiscal 2021
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (Loss) (3)
Net Earnings (Loss)	$2,121	$2,162	$(4,999)	$1,439	$723	$4,598	$-	$-	$-	$4,598
Discontinued Operations, net of income tax	(4,251)	(1,756)	(69)	1,242	(4,834)	(224)	-	-	-	(224)
Earnings (Loss) from Continuing Operations	$6,372	$3,918	$(4,930)	$197	$5,557	$4,822	$-	$-	$-	$4,822
Impairment & divestiture charges	(1,356)	(768)	(1,443)	408	(3,159)	139	-	-	-	139
Restructuring & other exit charges	1,972	1,929	3,292	987	8,179	210	-	-	-	210
Accelerated debt issuance cost	625	-	-	1,041	1,666	-	-	-	-	-
Purchase accounting inventory step-up charge	-	202	201	-	403	-	-	-	-	-
Pension curtailment	-	-	-	(758)	(758)	-	-	-	-	-
Net tax effect of reconciling items above	(52)	(57)	(624)	(503)	(1,236)	(15)	-	-	-	(15)
Other income tax benefit	-	(74)	-	-	(74)	-	-	-	-	-
Adjusted Earnings (Loss) from Continuing Operations (4)	$7,561	$5,150	$(3,504)	$1,372	$10,578	$5,156	$-	$-	$-	$5,156

Adjusted Diluted Earnings (loss) per share (3)
Net Earnings (Loss)	$0.03	$0.04	$(0.08)	$0.02	$0.01	$0.08	$-	$-	$-	$0.08
Discontinued Operations, net of income tax	(0.07)	(0.03)	0.00	0.02	(0.08)	(0.00)	-	-	-	0.00
Earnings (Loss) from Continuing Operations	$0.11	$0.06	$(0.08)	$0.00	$0.09	$0.08	$-	$-	$-	$0.08
Impairment & divestiture charges, net of tax effect	(0.02)	(0.01)	(0.02)	0.00	(0.04)	0.00	-	-	-	0.00
Restructuring & other exit charges, net of tax effect	0.02	0.04	0.04	0.02	0.11	0.00	-	-	-	0.00
Accelerated debt issuance cost, net of tax effect	0.01	-	-	0.01	0.02	-	-	-	-	-
Purchase accounting inventory step-up charge, net of tax effect	-	0.00	0.00	-	0.01	-	-	-	-	-
Pension curtailment, net of tax effect	-	-	-	(0.01)	(0.01)	-	-	-	-	-
Other income tax benefit	-	0.00	-	-	-	-	-	-	-	-
Adjusted Diluted Earnings (Loss) per share from Continuing Operations (4)	$0.12	$0.09	$(0.06)	$0.02	$0.18	$0.09	$-	$-	$-	$0.09

Notes continued:
(3) Adjusted earnings (loss) from continuing operations and adjusted diluted earnings (loss) per share represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Q3 Fiscal 2020 results included an adjusted loss from continuing operations, therefore adjusted loss per share is not diluted and is, instead, calculated with basic shares.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings (loss) per share from continuing operations.

Contacts

Bobbi Belstner
Director of Investor Relations and Strategy
262.293.1912